EXHIBIT 99.6

         Avocent Reports 24% Increase in Second Quarter Sales

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--July 22, 2004--Avocent Corporation (NASDAQ:AVCT) today reported higher sales and operating income for the second quarter and six months ended July 2, 2004.
    "Avocent's sales rose 24.3% in the second quarter to a record $87.8 million as demand increased across almost all markets, product lines and customer segments," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Our newer products and technologies are producing a solid return on our investments in research and development. We expect to further expand our markets and increase our sales in these markets as we add more functionality and control for servers and server room devices with new products and technologies.
    "We completed the acquisition of OSA Technologies early in the second quarter and are very excited about accelerating our development of embedded management technologies. We anticipate OSA's revenues will begin to ramp up next quarter as certain OEMs begin shipping IPMI-enabled server lines with embedded OSA technology. Avocent's R&D team is also working closely with OSA to develop a new product family that will complement our existing KVM products. We expect the acquisitions of OSA, Crystal Link, and Soronti to have a positive impact on expanding market opportunities for Avocent.
    "Research and development expenses increased to $11.2 million in the second quarter. The increased funding is focused on expanding our market potential within the data center through new products and technologies and developing the products and technologies acquired over the past year," continued Mr. Cooper.

    Second Quarter Results

    Income prior to intangible amortization and merger-related expenses rose 18.8% to $15.3 million, or $0.30 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $12.9 million, or $0.27 per diluted share, in the second quarter of 2003. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP income were $28.7 million in the second quarter of 2004, including $6.4 million in intangible amortization and a $21.7 million charge for acquired in-process research and development expense related to OSA. In addition, the adjustments included a $1.7 million tax benefit. Net adjustments to reconcile GAAP income were $5.6 million in the second quarter of 2003, which consisted primarily of intangible amortization.
    GAAP net loss for the second quarter of 2004 was $13.4 million, or $0.27 per diluted share. This compares with a GAAP net income of $7.3 million, or $0.16 per diluted share, in the second quarter of 2003.
    Net sales for the second quarter rose 24.3% to $87.8 million compared with sales of $70.6 million in the second quarter of 2003. Branded sales rose 28.6% from the second quarter of 2003 and accounted for 56.9% of sales. OEM sales rose 19.2% from the second quarter of 2003 and accounted for 43.1% of total second quarter 2004 sales. U.S. sales increased 19.7% to $52.9 million and international sales rose 32.1% to $34.9 million compared with the second quarter of 2003. The 2004 results include the operations of OSA Technologies from April 6, 2004.
    Gross profit for the second quarter of 2004 rose 24.4% to $50.6 million with a gross margin of 57.6%. This compared with gross profit of $40.7 million and a gross margin of 57.6% in the second quarter of 2003. The increase in gross profit was due to higher sales compared with the second quarter of 2003.
    Research and development expenses increased 46.7% to $11.2 million, or 12.8% of sales, compared with $7.6 million, or 10.8% of sales, in the second quarter of 2003. The increase was due to higher expenses related to the development of embedded technologies and the addition of R&D teams from OSA, Soronti and Crystal Link since last year.
    Selling, general and administrative expenses rose 21.6% to $22.0 million compared with $18.1 million in the second quarter of 2003. The increase was due to higher costs related to the addition of the Soronti, Crystal Link and OSA sales and marketing teams, the expansion of certain sales and marketing programs, increased trade show activity, intellectual property defense costs and Sarbanes-Oxley Act compliance costs.
    Avocent's balance sheet and cash position remained strong as of July 2, 2004. The Company's cash flow from operations was approximately $19 million for the second quarter of 2004 with almost $291 million in cash, cash equivalents and investments at the quarter's end. The Company's cash and investments position reflects the payment of approximately $53 million in cash as part of its purchase of OSA Technologies. Avocent had no short-term or long-term debt at the end of the second quarter.

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization and merger-related expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its second quarter results conference call to be held July 22, 2004. The live broadcast will be available on-line at www.avocent.com as well as http://phx.corporate-ir.net/playerlink.zhtml?c=116576&s=wm&e=916463 and www.vcall.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies, the future effect of past acquisitions (including expected revenues and market opportunities), engineering and design activities, and manufacturing efficiencies in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

                         AVOCENT CORPORATION
           Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                  For the Quarter Ended July 2, 2004
                                  Operational  Adjustments(a)   GAAP
                                  -----------  -------------  --------

Net sales                         $   87,796                 $ 87,796
Cost of sales                         37,101  $          95    37,196
                                   ----------  -------------  --------
  Gross profit                        50,695            (95)   50,600

Research and development expenses     10,337            889    11,226
Acquired in-process research and
 development expense                       -         21,720    21,720
Selling, general and
 administrative expenses              20,721          1,316    22,037
Amortization of intangible assets          -          6,412     6,412
                                   ----------  -------------  --------
  Operating income (loss)             19,637        (30,432)  (10,795)

Other income (expense), net              859            (15)      844
                                   ----------  -------------  --------
Income (loss) before income taxes     20,496        (30,447)   (9,951)

Provision for income taxes             5,158         (1,717)    3,441
                                   ----------  -------------  --------
Net income (loss)                 $   15,338  $     (28,730) $(13,392)
                                   ==========  =============  ========

Earnings (loss) per share:
  Basic                           $     0.31                 $  (0.27)
  Diluted                         $     0.30                 $  (0.27)

Weighted average shares and common
 equivalents outstanding:
  Basic                               49,065              -    49,065
  Diluted                             50,823         (1,758)   49,065


                                 For the Quarter Ended June 27, 2003
                                 Operational   Adjustments(a)   GAAP
                                 ------------  -------------  --------

Net sales                         $   70,612                 $ 70,612
Cost of sales                         29,711  $         216    29,927
                                   ----------  -------------  --------
  Gross profit                        40,901           (216)   40,685

Research and development expenses      7,264            390     7,654
Selling, general and
 administrative expenses              16,937          1,187    18,124
Amortization of intangible assets          -          6,156     6,156
                                   ----------  -------------  --------
  Operating income                    16,700         (7,949)    8,751

Other income (expense), net            1,060            (16)    1,044
                                   ----------  -------------  --------
Income before income taxes            17,760         (7,965)    9,795

Provision for income taxes             4,846         (2,396)    2,450
                                   ----------  -------------  --------
Net income                        $   12,914  $      (5,569) $  7,345
                                   ==========  =============  ========

Earnings per share:
  Basic                           $     0.28                 $   0.16
  Diluted                         $     0.27                 $   0.16

Weighted average shares and common
 equivalents outstanding:
  Basic                               45,917              -    45,917
  Diluted                             47,479           (118)   47,361


(a) Note: Adjustments relate to acquired in-process research and development expense from the OSA Technologies Inc. acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001, the acquisition of 2C in August 2002, the acquisition of Soronti in December 2003, the acquisition of Crystal Link in January 2004 and the acquisition of OSA in April 2004. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.

                         AVOCENT CORPORATION
           Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                 For the Six Months Ended July 2, 2004
                                 Operational   Adjustments(a)   GAAP
                                 ------------  -------------  --------

Net sales                         $  173,881                 $173,881
Cost of sales                         72,989  $         190    73,179
                                 ------------  -------------  --------
  Gross profit                       100,892           (190)  100,702

Research and development expenses     19,591          1,063    20,654
Acquired in-process research and
 development expense                       -         28,210    28,210
Selling, general and
 administrative expenses              40,446          1,926    42,372
Amortization of intangible assets                    11,174    11,174
                                  -----------  -------------  --------
  Operating income (loss)             40,855        (42,563)   (1,708)

Other income (expense), net            2,011            (30)    1,981
                                   ----------  -------------  --------
Income (loss) before income taxes     42,866        (42,593)      273

Provision for income taxes            11,412         (6,290)    5,122
                                   ----------  -------------  --------
Net income (loss)                 $   31,454  $     (36,303) $ (4,849)
                                   ==========  =============  ========

Earnings (loss) per share:
  Basic                           $     0.64                 $  (0.10)
  Diluted                         $     0.62                 $  (0.10)

Weighted average shares and common
 equivalents outstanding:
  Basic                               48,958              -    48,958
  Diluted                             50,785         (1,827)   48,958


                                For the Six Months Ended June 27, 2003
                                 Operational   Adjustments(a)   GAAP
                                 ------------  -------------  --------

Net sales                         $  141,774                 $141,774
Cost of sales                         61,043  $         449    61,492
                                   ----------  -------------  --------
  Gross profit                        80,731           (449)   80,282

Research and development expenses     13,598            868    14,466
Selling, general and
 administrative expenses              32,508          2,275    34,783
Amortization of intangible assets          -         12,312    12,312
                                   ----------  -------------  --------
  Operating income                    34,625        (15,904)   18,721

Other income (expense), net            1,908            (30)    1,878
                                   ----------  -------------  --------
Income before income taxes            36,533        (15,934)   20,599

Provision for income taxes             9,879         (4,792)    5,087
                                   ----------  -------------  --------
Net income                        $   26,654  $     (11,142) $ 15,512
                                   ==========  =============  ========

Earnings per share:
  Basic                           $     0.58                 $   0.34
  Diluted                         $     0.57                 $   0.33

Weighted average shares and common
 equivalents outstanding:
  Basic                               45,671              -    45,671
  Diluted                             47,162           (136)   47,026


(a) Note: Adjustments relate to acquired in-process research and development expense from both the Crystal Link Technologies and OSA Technologies Inc. acquisitions. Adjustments also include the amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001, the acquisition of 2C in August 2002, the acquisition of Soronti in December 2003, the acquisition of Crystal Link in January 2004 and the acquisition of OSA in April 2004. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.

                    AVOCENT CORPORATION
           Condensed Consolidated Balance Sheets
                   (Dollars in thousands)

                                    July 2,    December 31,
                                     2004         2003
                                  (Unaudited)
                                  -----------  -------------

Cash, cash equivalents
  and short-term investments      $  224,633  $     223,392
Accounts receivable, net              48,688         45,011
Current and deferred income tax
 receivable                            7,010          5,031
Other receivables, net                   395            225
Inventories, net                      22,025         21,324
Other current assets                   3,224          4,251
                                   ----------  -------------
  Total current assets               305,975        299,234

Investments                           66,149         84,410
Property and equipment, net           39,624         38,473
Goodwill, net                        262,798        206,037
Intangible assets, net                43,880         31,889
Other assets                           3,522            720
                                   ----------  -------------
  Total assets                    $  721,948  $     660,763
                                   ==========  =============


Accounts payable and other accrued
 expenses                         $   15,020  $      19,154
Income tax payable                    12,274          6,702
Other current liabilities             17,502         16,866
                                   ----------  -------------
  Total current liabilities           44,796         42,722

Non-current liabilities               12,522         10,884

Total stockholders' equity           664,630        607,157

                                  -----------  -------------
  Total liabilities and
   stockholders' equity           $  721,948  $     660,763
                                   ==========  =============

    CONTACT: Avocent Corporation, Huntsville
             Dusty Pritchett, 256-217-1300
             www.avocent.com